                                                    EXHIBIT 99.1

BROADPOINT CLOSES PLACEMENT OF $25 MILLION IN MANDATORY REDEEMABLE PREFERRED STOCK

NEW YORK, N.Y., June 30, 2008 – Broadpoint Securities Group, Inc. (NASDAQ: BPSG) today announced that it has closed its previously announced placement of $25 million in Series B Mandatory Redeemable Preferred Stock (the “Preferred Stock”) to a fund managed by MAST Capital Management, LLC.  In addition, MAST received warrants to purchase 1.0 million shares of the Company’s common stock at an exercise price of $3.00 per share.  Assuming exercise of the warrants, MAST currently owns approximately 10% of the Company’s outstanding common stock.

The Preferred Stock has a liquidation preference of $25 per share, and will pay quarterly cash dividends at a rate of 10% per year and will accrue additional dividends on a cumulative basis of 4% per year, compounded quarterly.  The Preferred Stock will be redeemed on or prior to June 27, 2012, and may be redeemed in whole or in part at the option of the Company at any time, subject to certain prepayment provisions.

“We are extremely pleased to have MAST’s additional $25 million investment in the Company,” said Lee Fensterstock, Chairman and CEO.  “This incremental capital positions the Company to take advantage of the significant opportunities to build our business that the current competitive environment is affording us.”

“In the last nine months, the Company has raised $95 million in capital from institutional investors and our employees,” said Peter McNierney, President and COO.  “In the current environment, we believe this access to capital reflects a strong belief in our core mission of providing full-service investment banking services to the middle market.”

About Broadpoint

Broadpoint Securities Group, Inc. (NASDAQ: BPSG) is an independent investment bank that serves the growing institutional market and corporate middle market by providing clients with strategic, research-based investment opportunities, and financial advisory services, including merger and acquisition, restructuring, recapitalization and strategic alternative analysis services. The Company offers a diverse range of products through Broadpoint Capital, Inc.'s Equity and Debt Capital Markets divisions, as well as Broadpoint Securities, Inc., its mortgage-backed security/asset-backed security trading subsidiary, and FA Technology Ventures Inc., its venture capital subsidiary.   For more information, please visit www.broadpointsecurities.com.

About MAST Capital Management, LLC

MAST Capital Management, LLC is a Boston-based, special situations and credit investment manager.  Founded in 2002, MAST manages over $1.2 billion in assets and commitments and seeks primarily to invest in small- to mid-sized companies.

Forward Looking Statements

This press release contains "forward-looking statements." These statements are not historical facts but instead represent the Company's belief regarding future events, many of which, by their nature, are inherently uncertain and outside of the Company's control. The Company's forward-looking statements are subject to various risks and uncertainties, including the conditions of the securities markets, generally, and acceptance of the Company's services within those markets and other risks and factors identified from time to time in the Company's filings with the Securities and Exchange Commission. It is possible that the Company's actual results and financial condition may differ, possibly materially, from the anticipated results and financial condition indicated in its forward-looking statements. You are cautioned not to place undue reliance on these forward-looking statements. The Company does not undertake to update any of its forward-looking statements.

Contact

Broadpoint Securities Group, Inc.
Chief Financial Officer
Rob Turner, 212. 273.7109